Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2013, relating to the 2012 consolidated financial statements of SM Energy Company and subsidiaries, appearing in the Annual Report on Form 10-K of SM Energy Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 7, 2015